SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.___1___)*


                         American Vantage Companies
              -----------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.01 par value
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                 03037B106
              -----------------------------------------------------
                                 (CUSIP Number)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 4 pages

CUSIP No. 03037B106                  13G                    Page 2 of 4 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Engex, Inc.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            474,500
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             474,500
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                        474,500
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       9.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                      IV
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                          Page 3 of 4 Pages

Item 1.     (a)   Name of Issuer:

                  American Vantage Companies

            (b)   Address of Issuer's Principal Executive Offices:

                  6787 West Tropicana, Suite 200
                  Las Vegas, NV  89103

Item 2.     (a)   Name of Person Filing:

                    Engex, Inc.

            (b)   Address of Principal Business Office:

                    44 Wall Street, New York, New York  10005.

            (c)   Citizenship:

                    Engex, Inc. is incorporated in the State of Delaware.

            (d)   Title of Class of Securities:

                    Common Stock, $.01 par value ("shares")

            (e)   CUSIP Number:

                    03037B106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [X]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

Item 4.     Ownership.

       (a) (b) As of February 8, 2001, Engex, Inc. may be deemed to beneficially own 474,500 shares or 9.8% of the Issuer's shares issued and outstanding.

          (c) Engex, Inc. has sole power to vote or to direct the vote, to dispose or to direct the disposition of those shares.

Item 5.     Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.

                                                           Page 4 of 4 pages


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.    Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of, and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired, and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                   Signature.


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 12, 2001



        Engex, Inc.



By: /s/ J. Morton Davis
   -------------------------------------
        J. Morton Davis
        Chairman